Exhibit 99.1

Citigroup Inc. (NYSE: C)

October 15, 2013

CITIGROUP REPORTS THIRD QUARTER 2013 EARNINGS PER SHARE OF $1.00;

$1.02 EXCLUDING CVA/DVA(1) AND TAX BENEFIT(2)

NET INCOME OF $3.2 BILLION; $3.3 BILLION EXCLUDING CVA/DVA AND TAX BENEFIT

REVENUES OF $17.9 BILLION; $18.2 BILLION EXCLUDING CVA/DVA

NET CREDIT LOSSES OF $2.4 BILLION DECLINED 38% VERSUS PRIOR YEAR PERIOD

LOAN LOSS RESERVE RELEASE OF $675 MILLION VERSUS $1.5 BILLION IN PRIOR YEAR PERIOD

UTILIZED APPROXIMATELY $500 MILLION OF DEFERRED TAX ASSETS

ESTIMATED BASEL III TIER 1 COMMON RATIO(3) INCREASED TO 10.4%

BOOK VALUE PER SHARE INCREASED TO $64.49

TANGIBLE BOOK VALUE PER SHARE(4) INCREASED TO $54.52

CITIGROUP DEPOSITS OF $955 BILLION AND LOANS OF $658 BILLION

CITICORP LOANS OF $561 BILLION GREW 5% VERSUS PRIOR YEAR PERIOD

CITI HOLDINGS ASSETS OF $122 BILLION DECLINED 29% FROM PRIOR YEAR PERIOD
AND REPRESENT 6% OF TOTAL CITIGROUP ASSETS

New York, October 15, 2013 — Citigroup Inc. today reported net income for the third quarter 2013 of $3.2 billion, or $1.00 per diluted share, on revenues of $17.9 billion. This compared to net income of $468 million, or $0.15 per diluted share, on revenues of $13.7 billion for the third quarter 2012.

CVA/DVA was a negative $336 million in the third quarter ($208 million after-tax) resulting from the tightening of Citi’s credit spreads in the quarter, compared to a negative $776 million ($485 million after-tax) in the prior year period.  Third quarter 2013 results also included a $176 million tax benefit related to the resolution of certain tax audit items, compared to a $582 million tax benefit in the prior year period (both recorded within Corporate/Other).  In addition, third quarter 2012 results included a pre-tax loss of $4.7 billion ($2.9 billion after-tax) related to the Morgan Stanley Smith Barney joint venture (MSSB).(5) Excluding CVA/DVA in both periods and the MSSB loss in the third quarter 2012, third quarter 2013 revenues were $18.2 billion, down 5% from the prior year period.  Excluding CVA/DVA and the tax benefit in both periods, as well as the MSSB loss in the third quarter 2012, earnings were $1.02 per diluted share, down 4% from the prior year period.

Michael Corbat, Chief Executive Officer of Citi, said, “We performed relatively well in this challenging, uneven macro environment.  While many of the factors which influence our revenues are not within our full control, we certainly can control our costs and I am pleased with our expense discipline and improved efficiency year-to-date.

“We also continued to reduce the size of Citi Holdings, now 6% of our balance sheet, and its drag on our earnings during the quarter.  We generated additional capital, primarily through retained earnings and DTA utilization, and our Tier 1 Common ratio increased to an estimated 10.4% on a Basel III basis.  Other key capital metrics also strengthened, including our Supplementary Leverage Ratio, which increased to an estimated 5.1%.  With the environment remaining challenging, we will continue to focus on all aspects of our business to improve client satisfaction and shareholder results consistent with our strategy,” Mr. Corbat concluded.

Citigroup revenues of $17.9 billion in the third quarter 2013 increased 30% from the prior year period.  Excluding CVA/DVA and the third quarter 2012 MSSB loss, Citigroup revenues of $18.2 billion in the third quarter 2013 were 5% below the prior year period.

Citicorp revenues of $16.6 billion in the third quarter 2013 included a negative $332 million of CVA/DVA reported within Securities and Banking.  Excluding CVA/DVA, Citicorp revenues of $17.0 billion decreased 7% from the prior year period.  Securities and Banking revenues declined 2%, or 10% excluding CVA/DVA, and Global Consumer Banking (GCB) revenues declined 7%, while Transaction Services (CTS) revenues were roughly flat, all versus the prior year period.

Citi Holdings revenues of $1.3 billion in the third quarter 2013 included a negative $4 million of CVA/DVA.  Excluding CVA/DVA and the third quarter 2012 MSSB loss, Citi Holdings revenues increased 28% versus the prior year period, mainly driven by the absence of repurchase reserve builds for representations and warranty claims in the third quarter 2013.  Total Citi Holdings assets of $122 billion declined $49 billion, or 29%, from the third quarter 2012.  Citi Holdings assets at the end of the third quarter 2013 represented approximately 6% of total Citigroup assets.

Citigroup’s net income increased to $3.2 billion in the third quarter 2013 from $468 million in the prior year period.  Excluding CVA/DVA and the tax benefit in both periods, as well as the third quarter 2012 MSSB loss, Citigroup net income of $3.3 billion was roughly flat compared to the prior year period, as lower operating expenses and lower credit costs were offset by the decline in revenues and a higher tax rate.  Operating expenses of $11.7 billion were 4% lower than the prior year period.  Citigroup’s cost of credit in the third quarter 2013 was $2.0 billion, 25% below the prior year period, reflecting a $1.5 billion improvement in net credit losses partially offset by a $827 million decline in net loan loss reserve releases.  Citigroup’s net credit losses in the third quarter 2012 included approximately $635 million of incremental mortgage charge-offs required by OCC guidance regarding the treatment of mortgage loans where the borrower has gone through Chapter 7 bankruptcy.  These incremental charge-offs were substantially offset by a related reserve release of approximately $600 million.  Citi’s effective tax rate in the third quarter 2013 was 25% (30% excluding CVA/DVA and the tax benefit, compared to 26% in the prior year period on the same basis).

Citigroup’s allowance for loan losses was $20.6 billion at quarter end, or 3.2% of total loans, compared to $25.9 billion, or 4.0%, at the end of the prior year period.  The loan loss reserve release of $675 million in the quarter was 55% lower than in the prior year period, reflecting a $4 million reserve build in Citicorp (compared to a $689 million reserve release in the third quarter 2012) and a reserve release in Citi Holdings of $679 million, 16% lower than the prior year period.  Citigroup asset quality continued to improve as total non-accrual assets fell to $9.8 billion, a 23% reduction compared to the third quarter 2012.  Corporate non-accrual loans declined 10% to $2.2 billion, while consumer non-accrual loans declined 26% to $7.2 billion.

Citigroup’s capital levels and book value increased versus the prior year period.  As of the quarter end, book value per share was $64.49 and tangible book value per share was $54.52, 1% and 3% increases respectively versus the prior year period.  At quarter end, Citigroup’s Basel I Tier 1 Capital Ratio was 13.6% and its Tier 1 Common Ratio was 12.6%, while its Basel III Tier 1 Common Ratio was estimated at 10.4%.  Citigroup’s estimated Basel III Supplementary Leverage Ratio for the third quarter 2013 was 5.1%.(6)

CITIGROUP

($ millions, except per share amounts)	3Q’13	2Q’13	3Q’12	QoQ%	YoY%

Citicorp	16,628	19,387	17,382	-14%	-4%
Citi Holdings	1,252	1,092	(3,679)	15%	NM
Total Revenues	$17,880	$20,479	$13,703	-13%	30%

Total Revenues (Ex-CVA/DVA & Loss on MSSB)	$18,216	$20,002	$19,163	-9%	-5%

Expenses	$11,655	$12,140	$12,092	-4%	-4%

Net Credit Losses	2,430	2,608	3,897	-7%	-38%
Loan Loss Reserve Build/(Release) (a)	(675)	(784)	(1,502)	14%	55%
Provision for Benefits and Claims	204	200	225	2%	-9%
Total Cost of Credit	$1,959	$2,024	$2,620	-3%	-25%

Income (Loss) from Cont. Ops. Before Taxes	$4,266	$6,315	$(1,009)	-32%	NM
Provision for Income Taxes	1,080	2,127	(1,494)	-49%	NM

Income from Continuing Operations	$3,186	$4,188	$485	-24%	NM
Net income (loss) from Disc. Ops.	92	30	8	NM	NM
Non-Controlling Interest	51	36	25	42%	NM
Citigroup Net Income	$3,227	$4,182	$468	-23%	NM

Net Income (Ex-CVA/DVA, Loss on MSSB & Tax Benefit)	$3,259	$3,889	$3,268	-16%	—

Tier 1 Common Ratio(b)	12.6%	12.2%	12.7%
Tier 1 Capital Ratio(b)	13.6%	13.2%	13.9%
Return on Common Equity	6.4%	8.8%	1.0%
Book Value per Share	$64.49	$63.02	$63.59	2%	1%
Tangible Book Value per Share	$54.52	$53.10	$52.69	3%	3%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a)	Includes provision for unfunded lending commitments.
(b)

Tier 1 Common and Tier 1 Capital ratios reflect Basel I credit risk capital rules and, beginning January 1, 2013, the final (revised) market risk capital rules (Basel II.5). The Basel I credit risk and market risk capital rules are reflected prior to January 1, 2013.

CITICORP

(in millions of dollars)	3Q’13	2Q’13	3Q’12	QoQ%	YoY%

Global Consumer Banking	9,235	9,711	9,915	-5%	-7%
Securities and Banking	4,749	6,841	4,847	-31%	-2%
Transaction Services	2,613	2,732	2,619	-4%	—
Corporate/Other	31	103	1	-70%	NM
Total Revenues	$16,628	$19,387	$17,382	-14%	-4%

Total Revenues (Ex-CVA/DVA)	$16,960	$18,925	$18,181	-10%	-7%

Expenses	$10,275	$10,593	$10,905	-3%	-6%

Net Credit Losses	1,795	1,838	2,090	-2%	-14%
Loan Loss Reserve Build/(Release) (a)	4	(311)	(689)	NM	NM
Provision for Benefits and Claims	51	46	65	11%	-22%
Total Cost of Credit	$1,850	$1,573	$1,466	18%	26%

Net Income	$3,331	$4,752	$4,021	-30%	-17%

Net Income (Ex-CVA/DVA & Tax Benefit)	$3,361	$4,468	$3,938	-25%	-15%

Revenues (Ex-CVA/DVA)
North America	7,327	8,226	7,866	-11%	-7%
EMEA	2,681	3,109	3,077	-14%	-13%
LATAM	3,370	3,518	3,415	-4%	-1%
Asia	3,551	3,969	3,822	-11%	-7%
Corporate/Other	31	103	1	-70%	NM

Net Income (Ex-CVA/DVA & Tax Benefit)
North America	1,550	2,079	1,912	-25%	-19%
EMEA	501	804	813	-38%	-38%
LATAM	722	886	882	-19%	-18%
Asia	831	1,063	989	-22%	-16%
Corporate/Other	(243)	(364)	(658)	33%	63%

EOP Assets ($B)	1,778	1,753	1,760	1%	1%
EOP Loans ($B)(b)	561	544	537	3%	5%
EOP Deposits ($B)	914	874	878	5%	4%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

(b) EOP Loans include Credicard loans of $3.2B in 3Q’12. Credicard was moved to discontinued operations as of 2Q’13.

Citicorp

Citicorp revenues of $16.6 billion in the third quarter 2013 declined by 4% from the prior year period.  CVA/DVA, reported within Securities and Banking, was a negative $332 million in the third quarter, compared to a negative $799 million in the prior year period.  Excluding CVA/DVA, revenues were $17.0 billion, down 7% from the third quarter 2012, driven by a 7% decline in GCB and a 10% decline in Securities and Banking revenues, while Transaction Services revenues were roughly flat.  Corporate/Other revenues were $31 million in the third quarter 2013, versus $1 million in the prior year period.

Citicorp net income decreased 17% from the prior year period to $3.3 billion, predominantly reflecting the lower revenues and the absence of loan loss reserve releases, partially offset by lower operating expenses and lower net credit losses.  Excluding CVA/DVA and the tax benefit in both periods, net income was $3.4 billion in the third quarter of 2013, down 15% from the prior year period.

Citicorp operating expenses decreased 6% year-over-year to $10.3 billion, primarily reflecting ongoing expense control initiatives, lower performance-based compensation, lower legal and related expenses and the impact of foreign exchange translation into U.S. dollars for reporting purposes.

Citicorp cost of credit in the third quarter 2013 increased 26% from the prior year period to $1.9 billion.  The increase largely reflected the absence of loan loss reserve releases, with a $4 million build in the third quarter 2013 compared to a $689 million release in the prior year period, partially offset by a 14% decline in net credit losses to $1.8 billion compared to the third quarter 2012.  Citicorp’s consumer loans 90+ days delinquent fell 9% from the prior year period to $2.8 billion, and the 90+ days delinquency ratio fell 11 basis points to 0.94% of loans.

Citicorp end of period loans grew 5% versus the prior year period to $561 billion.  Corporate loans of $268 billion grew by 8% compared to the prior year period, including the impact of adding approximately $7 billion of previously unconsolidated assets in the second quarter 2013.  Consumer loans grew 1% to $293 billion, including the impact of adding approximately $7 billion of loans related to the previously-announced acquisition of Best Buy’s U.S. credit card portfolio in the third quarter 2013.

Global Consumer Banking

(in millions of dollars)	3Q’13	2Q’13	3Q’12	QoQ%	YoY%

North America	4,738	5,052	5,368	-6%	-12%
EMEA	359	364	374	-1%	-4%
LATAM	2,276	2,327	2,190	-2%	4%
Asia	1,862	1,968	1,983	-5%	-6%
Total Revenues	$9,235	$9,711	$9,915	-5%	-7%

Expenses	$5,048	$5,131	$5,271	-2%	-4%

Net Credit Losses	1,730	1,785	1,948	-3%	-11%
Loan Loss Reserve Build/(Release) (a)	(70)	(228)	(514)	69%	86%
Provision for Benefits and Claims	51	46	65	11%	-22%
Total Cost of Credit	$1,711	$1,603	$1,499	7%	14%

Net Income	$1,622	$1,949	$2,104	-17%	-23%

Net Income
North America	932	1,123	1,276	-17%	-27%
EMEA	16	23	4	-30%	NM
LATAM	288	371	374	-22%	-23%
Asia	386	432	450	-11%	-14%

(in billions of dollars)
Avg. Cards Loans(b)	138	138	145	1%	-4%
Avg. Retail Banking Loans	147	145	141	2%	4%
Avg. Deposits	324	326	324	-1%	—
Investment Sales	24	28	24	-15%	—
Cards Purchase Sales	90	91	88	-1%	3%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

(b) Average Card Loans include Credicard loans of $3.2B in 3Q’12. Credicard was moved to discontinued operations as of 2Q’13.

Global Consumer Banking

GCB revenues of $9.2 billion declined 7% from the prior year period, as significantly lower U.S. mortgage refinancing activity and continued spread compression globally more than offset the ongoing volume growth in most international businesses.  Revenues declined 12% in North America GCB to $4.7 billion, while international GCB revenues declined 1% to $4.5 billion on a reported basis (grew 2% on a constant dollar basis).(7)

GCB net income declined 23% versus the prior year period to $1.6 billion, reflecting the decline in revenues and lower loan loss reserve releases, partially offset by lower operating expenses and lower net credit losses.  Operating expenses of $5.0 billion declined 4% versus the prior year period due to lower legal and related expenses in North America and repositioning savings.  Total credit costs increased 14% compared to the prior period, driven by lower loan loss reserve releases in the North America cards business and reserve builds in international GCB, which were partially offset by lower net credit losses.

North America GCB revenues declined 12% to $4.7 billion versus the prior year period driven mainly by the lower retail banking revenues, with total cards revenues (Citi-branded cards and Citi retail services) remaining roughly flat.  Retail banking revenues declined 35% to $1.1 billion from the third quarter 2012, primarily reflecting lower mortgage origination revenues as well as the impact of ongoing spread compression, partially offset by 8% deposit growth and 15% growth in commercial loans.  Retail banking revenues are expected to continue to be negatively impacted by lower mortgage origination revenues and spread compression.  Citi-branded cards revenues remained flat at $2.1 billion, reflecting a 4% decline in average loans offset by a continued improvement in net interest spreads.  Citi retail services revenues declined 1% to $1.5 billion, primarily reflecting higher contractual partner share payments due to the continued impact of improving credit trends.

North America GCB net income was $932 million, 27% lower than the third quarter 2012.  The decline in net income was largely driven by the lower revenues and a reduction in loan loss reserve releases, partially offset by lower operating expenses and a 20% decline net credit losses.  Operating expenses in the third quarter declined 4% from the prior year period to $2.4 billion, largely due to lower legal and related expenses and repositioning savings.

North America GCB credit quality continued to improve as net credit losses fell $268 million, or 20%, to $1.1 billion compared to the prior year period.  Net credit losses improved in Citi-branded cards (down 18% to $610 million), Citi retail services (down 19% to $435 million) and in retail banking (down 47% to $38 million), each versus the prior year period.

International GCB revenues declined 1% as reported to $4.5 billion, primarily driven by foreign exchange translation.  On a constant dollar basis, international GCB revenues rose 2% compared to the prior year period, with 6% growth in Latin America as volume growth more than offset spread compression, a 2% decline in Asia, driven by spread compression as well as continued regulatory changes in certain markets, and a 3% decline in EMEA as a result of previously-announced market exits over the past year.

International GCB net income declined 17% from the prior year period to $690 million.  On a constant dollar basis, net income declined 15% as higher revenues and lower operating expenses were more than offset by higher credit costs and a higher tax rate.  Operating expenses in the third quarter 2013 declined 4% (declined 1% on a constant dollar basis) to $2.7 billion as repositioning actions more than offset volume growth.  Credit costs increased 29% (34% in constant dollars) versus the prior year period, driven by increases in Latin America GCB reflecting portfolio growth and seasoning as well as specific loan loss reserve builds in Mexico related to Citi’s exposure to homebuilders as well as the impact of potential losses related to the recent hurricanes in the region.

International GCB credit trends remained relatively stable.  Net credit losses rose 8% to $647 million from the prior year period, primarily reflecting portfolio growth and seasoning.  The international net credit loss rate was 1.88% of average loans in the third quarter 2013, up from 1.78% in the prior year period (excluding Credicard loans of $3.2 billion in the third quarter 2012).

Securities and Banking

(in millions of dollars)	3Q’13	2Q’13	3Q’12	QoQ%	YoY%

Investment Banking	839	1,039	933	-19%	-10%
Equity Markets	710	942	522	-25%	36%
Fixed Income Markets	2,783	3,372	3,739	-17%	-26%
Lending	230	424	167	-46%	38%
Private Bank	614	645	609	-5%	1%
Other Securities and Banking	(95)	(43)	(324)	NM	71%
Total Revenues (Ex-CVA/DVA)	$5,081	$6,379	$5,646	-20%	-10%

CVA/DVA	(332)	462	(799)	NM	58%
Total Revenues	$4,749	$6,841	$4,847	-31%	-2%

Expenses	$3,367	$3,495	$3,479	-4%	-3%

Net Credit Losses	49	37	56	32%	-13%
Credit Reserve Build/(Release) (a)	71	(116)	(129)	NM	NM
Total Cost of Credit	$120	$(79)	$(73)	NM	NM

Net Income	$989	$2,364	$1,174	-58%	-16%

Net Income (Ex-CVA/DVA)	$1,195	$2,080	$1,673	-43%	-29%

Revenues (Ex-CVA/DVA)
North America	1,975	2,507	1,879	-21%	5%
EMEA	1,449	1,824	1,859	-21%	-22%
LATAM	647	724	783	-11%	-17%
Asia	1,010	1,324	1,125	-24%	-10%

Income from Continuing Ops. (Ex-CVA/DVA)
North America	508	792	508	-36%	—
EMEA	245	577	562	-58%	-56%
LATAM	261	336	354	-22%	-26%
Asia	195	393	260	-50%	-25%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Securities and Banking

Securities and Banking revenues declined 2% from the prior year period to $4.7 billion.  Excluding the impact of the negative $332 million of CVA/DVA in the third quarter 2013 (compared to a negative $799 million impact in the prior year period), Securities and Banking revenues were $5.1 billion, 10% lower than the prior year period.

Investment Banking revenues of $839 million were 10% below the prior year period, driven primarily by declines in debt underwriting and advisory revenues, partially offset by growth in equity underwriting.  Debt underwriting revenues declined 16% to $498 million and advisory revenues declined 15% to $167 million, while equity underwriting revenues increased 22% to $174 million.

Equity Markets revenues of $710 million in the third quarter 2013 (excluding a negative $39 million of CVA/DVA) were 36% above the prior year period, reflecting market share gains as well as improved derivatives performance.

Fixed Income revenues of $2.8 billion in the third quarter 2013 (excluding a negative $287 million of CVA/DVA) decreased 26% from the prior year period, reflecting lower volumes and a more uncertain macro environment.

Lending revenues increased 38% to $230 million from the prior year period, mostly reflecting lower losses on hedges related to accrual loans(8) of $147 million (compared to a $252 million loss in the third quarter 2012) as credit spreads tightened less significantly during the third quarter 2013 compared to the prior year.  Excluding the mark-to-market impact of hedges related to accrual loans, lending revenues declined 10% to $377 million versus the prior year period primarily driven by lower volumes.

Private bank revenues increased 1% to $614 million (excluding a negative $6 million of CVA/DVA) from the prior year period driven primarily by investment products.

Securities and Banking net income was $989 million in the third quarter 2013, down 16% from the prior year period.  Excluding CVA/DVA, net income declined 29% to $1.2 billion from the prior year period, primarily reflecting the lower revenues and higher credit costs, driven by loan loss reserve builds, partially offset by a 3% decline in operating expenses, reflecting the impact of headcount reductions and lower performance-based compensation.

Transaction Services

(in millions of dollars)	3Q’13	2Q’13	3Q’12	QoQ%	YoY%

Treasury and Trade Solutions	1,945	2,002	1,953	-3%	—
Securities and Fund Services	668	730	666	-8%	—
Total Revenues	$2,613	$2,732	$2,619	-4%	—

Expenses	$1,428	$1,442	$1,390	-1%	3%

Net Credit Losses	16	16	87	—	-82%
Loan Loss Reserve Build/(Release) (a)	3	33	(46)	-91%	NM
Total Cost of Credit	$19	$49	$41	-61%	-54%

Net Income	$787	$803	$819	-2%	-4%

Average Deposits ($ in billions) (b)	$432	$424	$415	2%	4%
EOP Assets Under Custody ($ in trillions)	$13.9	$13.4	$12.8	4%	9%

Revenues
North America	614	667	619	-8%	-1%
EMEA	873	921	844	-5%	3%
LATAM	447	467	442	-4%	1%
Asia	679	677	714	—	-5%

Income from Continuing Ops.
North America	113	161	120	-30%	-6%
EMEA	255	229	268	11%	-5%
LATAM	173	179	154	-3%	12%
Asia	251	239	280	5%	-10%

(a) Includes provision for unfunded lending commitments.

(b) Average deposits and other customer liability balances.

Transaction Services

Transaction Services revenues were $2.6 billion, roughly flat compared to the prior year period.  On a constant dollar basis, Transaction Services revenues increased 2% from the prior year period.  Treasury and Trade Solutions revenues of $1.9 billion increased 1% in constant dollars from the prior year period as volume and fee growth more than offset the ongoing impact of spread compression globally.  Securities and Fund Services revenues of $668 million increased 3% in constant dollars from the prior year period as higher settlement volumes and fees more than offset lower net interest spreads.

Transaction Services net income of $787 million declined 4% from the third quarter 2012, reflecting higher operating expenses, driven by volume growth, partially offset by lower credit costs.

Transaction Services average deposits and other customer liabilities balances grew 4% versus the prior year to $432 billion.  Assets under custody increased 9% from the third quarter 2012 to $13.9 trillion.

CITI HOLDINGS

(in millions of dollars)	3Q’13	2Q’13	3Q’12	QoQ%	YoY%

Total Revenues	$1,252	$1,092	$(3,679)	15%	NM

Total Revenues (Ex-CVA / DVA & Loss on MSSB)	$1,256	$1,077	$982	17%	28%

Expenses	$1,380	$1,547	$1,187	-11%	16%

Net Credit Losses	635	770	1,807	-18%	-65%
Loan Loss Reserve Build/(Release) (a)	(679)	(473)	(813)	-44%	16%
Provision for Benefits and Claims	153	154	160	-1%	-4%
Total Cost of Credit	$109	$451	$1,154	-76%	-91%

Net Income (Loss)	$(104)	$(570)	$(3,553)	82%	97%

Net Income (Ex-CVA/DVA & Loss on MSSB)	$(102)	$(579)	$(670)	82%	85%

EOP Assets ($ in billions)	122	131	171	-7%	-29%
EOP Loans ($B)	96	100	122	-4%	-21%
EOP Deposits ($B)	42	65	67	-35%	-37%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues increased to $1.3 billion, including CVA/DVA of a negative $4 million (compared to $23 million in the prior year period).  Revenues in the third quarter 2012 included the $4.7 billion pre-tax loss on MSSB.  Excluding CVA/DVA in both periods and the third quarter 2012 MSSB loss, Citi Holdings revenues increased 28% to $1.3 billion from the prior year period, mostly driven by the absence of repurchase reserve builds for representation and warranty claims in the third quarter 2013.  As of the end of the third quarter 2013, total Citi Holdings assets were $122 billion, 29% below the prior year period, and represented approximately 6% of total Citigroup assets.

Citi Holdings net loss was $104 million compared to a net loss of $3.6 billion in the prior year period.  Excluding CVA/DVA in both periods and the third quarter 2012 MSSB loss, the net loss decreased 85% to $102 million from the prior year period primarily reflecting lower credit costs.

Citi Holdings cost of credit declined 91% to $109 million versus the prior year period as net credit losses declined by $1.2 billion, or 65%, from the prior year period, offset by a lower net loan loss reserve release of $679 million compared to a net release of $813 million in the prior year period.

Citi Holdings allowance for credit losses was $7.3 billion at the end of the third quarter 2013, or 7.6% of loans, compared to $11.1 billion, or 9.1% of loans, in the prior year period.  90+ days delinquent consumer loans in Citi Holdings decreased 41% to $2.9 billion, or 3.38% of loans.

CITICORP RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	3Q’13	2Q’13	3Q’12	3Q’13	2Q’13	3Q’12

North America
Global Consumer Banking	4,738	5,052	5,368	932	1,124	1,277
Securities and Banking (Ex-CVA/DVA)	1,975	2,507	1,879	508	792	508
Transaction Services	614	667	619	113	161	120
Total North America	$7,327	$8,226	$7,866	$1,553	$2,077	$1,905

EMEA
Global Consumer Banking	359	364	374	19	28	6
Securities and Banking (Ex-CVA/DVA)	1,449	1,824	1,859	245	577	562
Transaction Services	873	921	844	255	229	268
Total EMEA	$2,681	$3,109	$3,077	$519	$834	$836

Latin America
Global Consumer Banking	2,276	2,327	2,190	289	371	374
Securities and Banking (Ex-CVA/DVA)	647	724	783	261	336	354
Transaction Services	447	467	442	173	179	154
Total Latin America	$3,370	$3,518	$3,415	$723	$886	$882

Asia
Global Consumer Banking	1,862	1,968	1,983	386	432	450
Securities and Banking (Ex-CVA/DVA)	1,010	1,324	1,125	195	393	260
Transaction Services	679	677	714	251	239	280
Total Asia	$3,551	$3,969	$3,822	$832	$1,064	$990

Corporate/Other (Ex-Tax Benefit)	$31	$103	$1	$(313)	$(388)	$(658)

Citicorp (Ex-CVA/DVA & Tax Benefit)	$16,960	$18,925	$18,181	$3,314	$4,473	$3,955

Citi will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada.  The conference code for both numbers is 59468409.

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and Citi’s Third Quarter 2013 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this document are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  These statements are not guarantees of future results or occurrences.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2012 Annual Report on Form 10-K.  Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Press:	Shannon Bell	(212) 793-6206	Investors:	Susan Kendall	(212) 559-2718
	Mark Costiglio	(212) 559-4114	Fixed Income Investors:	Peter Kapp	(212) 559-5091

Appendix A: CVA/DVA

(In millions of dollars)	3Q’13	2Q’13	3Q’12
Securities and Banking
DVA on Citi Liabilities at Fair Value Option	(239)	204	(549)
Derivatives Counterparty CVA (a)	(50)	194	204
Derivatives Own-Credit CVA (a)	(43)	64	(454)
Total Securities and Banking CVA/DVA	$(332)	$462	$(799)

Citi Holdings
DVA on Citi Liabilities at Fair Value Option	(2)	(2)	(11)
Derivatives Counterparty CVA (a)	2	12	46
Derivatives Own-Credit CVA (a)	(4)	5	(12)
Total Citi Holdings CVA/DVA	$(4)	$15	$23
Total Citigroup CVA/DVA	$(336)	$477	$(776)

(a) Net of hedges.

Note: Totals may not sum due to rounding.

Appendix B: Non-GAAP Financial Measures - Adjusted Items

Citigroup

	3Q’13	2Q’13	3Q’12
Reported Revenues (GAAP)	$17,880	$20,479	$13,703
Impact of:
CVA/DVA	(336)	477	(776)
MSSB	—	—	(4,684)
Adjusted Revenues	$18,216	$20,002	$19,163

Reported Net Income (GAAP)	$3,227	$4,182	$468
Impact of:
CVA / DVA	(208)	293	(485)
MSSB	—	—	(2,897)
Tax Item	176	—	582
Adjusted Net Income	$3,259	$3,889	$3,268

Reported EPS (GAAP)	$1.00	$1.34	$0.15
Impact of:
CVA / DVA	(0.07)	0.09	(0.16)
MSSB	—	—	(0.94)
Tax Item	0.06	—	0.19
Adjusted EPS(a)	$1.02	$1.25	$1.06

(a)         Earnings per share calculations are based on diluted shares of 3,040.9 million in the third quarter 2013, 3,046.3 in the second quarter 2013 and 3,015.3 million in the third quarter 2012. The components of adjusted earnings per share may not sum due to rounding.

Citicorp

	3Q’13	2Q’13	3Q’12
Reported Revenues (GAAP)	$16,628	$19,387	$17,382
Impact of:
CVA/DVA	(332)	462	(799)
Adjusted Revenues	$16,960	$18,925	$18,181

Reported Net Income (GAAP)	$3,331	$4,752	$4,021
Impact of:
CVA/DVA	(206)	284	(499)
Tax Benefit	176	—	582
Adjusted Net Income	$3,361	$4,468	$3,938

Corporate / Other

	3Q’13	2Q’13	3Q’12
Reported Net Income (GAAP)	$(67)	$(364)	$(76)
Impact of:
Tax Benefit	176	—	582
Adjusted Net Income	$(243)	$(364)	$(658)

Citi Holdings

	3Q’13	2Q’13	3Q’12
Reported Revenues (GAAP)	$1,252	$1,092	$(3,679)
Impact of:
CVA/DVA	(4)	15	23
MSSB	—	—	(4,684)
Adjusted Revenues	$1,256	$1,077	$982

Reported Net Income (GAAP)	$(104)	$(570)	$(3,553)
Impact of:
CVA / DVA	(2)	9	14
MSSB	—	—	(2,897)
Adjusted Net Income	$(102)	$(579)	$(670)

Securities and Banking

	3Q’13	2Q’13	3Q’12
Reported Revenues (GAAP)	$4,749	$6,841	$4,847
Impact of:
CVA/DVA	(332)	462	(799)
Adjusted Revenues	$5,081	$6,379	$5,646

Reported Net Income (GAAP)	$989	$2,364	$1,174
Impact of:
CVA/DVA	(206)	284	(499)
Adjusted Net Income	$1,195	$2,080	$1,673

Citicorp North America

	3Q’13	2Q’13	3Q’12
Reported Revenues (GAAP)	$7,187	$8,318	$7,520
Impact of:
CVA/DVA	(140)	92	(346)
Adjusted Revenues	$7,327	$8,226	$7,866

Reported Income from Continuing Ops. (GAAP)	$1,465	$2,134	$1,689
Impact of:
CVA/DVA	(88)	57	(216)
Adjusted Income from Continuing Ops.	$1,553	$2,077	$1,905

Reported Net Income (GAAP)	$1,462	$2,136	$1,696
Impact of:
CVA/DVA	(88)	57	(216)
Adjusted Net Income	$1,550	$2,079	$1,912

Citicorp EMEA

	3Q’13	2Q’13	3Q’12
Reported Revenues (GAAP)	$2,500	$3,451	$2,735
Impact of:
CVA/DVA	(181)	342	(342)
Adjusted Revenues	$2,681	$3,109	$3,077

Reported Income from Continuing Ops. (GAAP)	$407	$1,044	$622
Impact of:
CVA/DVA	(112)	210	(214)
Adjusted Income from Continuing Ops.	$519	$834	$836

Reported Net Income (GAAP)	$389	$1,014	$599
Impact of:
CVA/DVA	(112)	210	(214)
Adjusted Net Income	$501	$804	$813

Citicorp Latam

	3Q’13	2Q’13	3Q’12
Reported Revenues (GAAP)	$3,363	$3,541	$3,412
Impact of:
CVA/DVA	(7)	23	(3)
Adjusted Revenues	$3,370	$3,518	$3,415

Reported Income from Continuing Ops. (GAAP)	$719	$900	$880
Impact of:
CVA/DVA	(4)	14	(2)
Adjusted Income from Continuing Ops.	$723	$886	$882

Reported Net Income (GAAP)	$718	$900	$880
Impact of:
CVA/DVA	(4)	14	(2)
Adjusted Net Income	$722	$886	$882

Citicorp Asia

	3Q’13	2Q’13	3Q’12
Reported Revenues (GAAP)	$3,547	$3,974	$3,714
Impact of:
CVA/DVA	(4)	5	(108)
Adjusted Revenues	$3,551	$3,969	$3,822

Reported Income from Continuing Ops. (GAAP)	$830	$1,067	$923
Impact of:
CVA/DVA	(2)	3	(67)
Adjusted Income from Continuing Ops.	$832	$1,064	$990

Reported Net Income (GAAP)	$829	$1,066	$922
Impact of:
CVA/DVA	(2)	3	(67)
Adjusted Net Income	$831	$1,063	$989

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation (Constant Dollar)

International GCB

	3Q’13	2Q’13	3Q’12
Reported Revenues (GAAP)	$4,497	$4,659	$4,547
Impact of FX Translation	—	(121)	(130)
Revenues in Constant Dollars	$4,497	$4,538	$4,417

Reported Expenses (GAAP)	$2,690	$2,747	$2,807
Impact of FX Translation	—	(56)	(89)
Expenses in Constant Dollars	$2,690	$2,691	$2,718

Reported Credit Costs	$836	$751	$647
Impact of FX Translation	—	(26)	(22)
Credit Costs in Constant Dollars	$836	$725	$625

Reported Net Income	$690	$826	$828
Impact of FX Translation	—	(22)	(16)
Net Income in Constant Dollars	$690	$804	$812

Transaction Services

	3Q’13	2Q’13	3Q’12
TTS Reported Revenues	$1,945	$2,002	$1,953
Impact of FX Translation	—	(15)	(35)
TTS Revenues in Constant Dollars	$1,945	$1,987	$1,918

SFS Reported Revenues	$668	$730	$666
Impact of FX Translation	—	(7)	(14)
SFS Revenues in Constant Dollars	$668	$723	$652

Reported Revenues (GAAP)	$2,613	$2,732	$2,619
Impact of FX Translation	—	(23)	(49)
Revenues in Constant Dollars	$2,613	$2,709	$2,570

Reported Expenses (GAAP)	$1,428	$1,442	$1,390
Impact of FX Translation	—	(4)	(14)
Revenues in Constant Dollars	$1,428	$1,438	$1,376

Appendix D: Non-GAAP Financial Measures - Basel III Tier 1 Common Capital and Ratio(a)

(In millions of dollars)	9/30/2013(b)(c)	6/30/2013 (d)	3/31/2013 (d)

Citigroup’s Common Stockholders’ Equity(e)	$195,662	$191,672	$190,222
Add: Qualifying Minority Interests	172	161	164
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax	(1,341)	(1,671)	(2,168)
Cumulative change in fair value of financial liabilities attributable to the change in own creditworthiness, net of tax	339	524	361
Intangible Assets
Goodwill, net of related deferred tax liabilities(f)	24,721	24,553	25,206
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related deferred tax liabilities	4,966	5,057	5,329
Defined benefit pension plan net assets	954	876	498
Deferred tax assets (DTAs) arising from net operating losses and foreign tax credit carry forwards and excess over 10% / 15% limitations for other DTAs, certain common equity investments and MSRs(g)	44,504	45,347	49,905

Total Basel III Tier 1 Common Capital	$121,691	$117,147	$111,255

Basel III Risk-Weighted Assets (RWA)(h)	$1,163,950	$1,167,597	$1,191,618

Basel III Tier 1 Common Capital Ratio	10.4%	10.0%	9.3%

(a)         Certain reclassifications have been made to prior period presentation to conform to the current period.

(b)         Estimated.

(c)          Calculated based on the final U.S. Basel III rules, assuming full implementation of the rules.  See footnote 3 below.

(d)         Calculated based on the proposed U.S. Basel III rules, assuming full implementation of the rules.

(e)          Excludes issuance costs related to preferred stock outstanding at September 30, 2013 and June 30, 2013 in accordance with Federal Reserve Board regulatory reporting requirements.

(f)           Includes goodwill embedded in the valuation of significant common stock investments in unconsolidated financial institutions.

(g)          Other DTAs reflect those DTAs arising from temporary differences.

(h)         The estimated Basel III risk-weighted assets have been calculated based on the “advanced approaches” for determining total risk-weighted assets under the final U.S. Basel III rules.

Appendix E: Non-GAAP Financial Measures - Tangible Common Equity

Preliminary
($ millions, except per share amounts)	9/30/2013

Citigroup’s Total Stockholders’ Equity	$200,846
Less: Preferred Stock	5,243
Common Stockholders’ Equity	195,603
Less:
Goodwill	25,098
Intangible Assets (other than Mortgage Servicing Rights)	4,888
Goodwill and Intangible Assets (Other than MSRs)
Related to Assets For Discontinued Operations Held-for-Sale	267
Tangible Common Equity (TCE)	$165,350

Common Shares Outstanding at Quarter-end	3,033.0

Tangible Book Value Per Share	$54.52
(Tangible Common Equity / Common Shares Outstanding)

(1) Credit valuation adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges, and debt valuation adjustments (DVA) on Citigroup’s fair value option debt. See Appendix A.  Citigroup’s results of operations, excluding the impact of CVA/DVA, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of CVA/DVA provides a more meaningful depiction of the underlying fundamentals of its businesses impacted by CVA/DVA.  For a reconciliation of these measures to the reported results, see Appendix B.

(2) Third quarter 2013 results included a $176 million tax benefit and third quarter 2012 results included a $582 million tax benefit, each of which related to the resolution of certain tax audit items and were recorded in Corporate/Other. Citigroup’s results of operations, excluding these tax benefit items, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding these benefits provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of these measures to the reported results, see Appendix B.

(3) Citigroup’s estimated Basel III Tier 1 Common Ratio and certain related components are non-GAAP financial measures. Citigroup believes this ratio and its components provide useful information to investors and others by measuring Citigroup’s progress against future regulatory capital standards.  Citigroup’s estimated Basel III Tier 1 Common Ratio is based on its current interpretation, expectations and understanding of the final U.S. Basel III rules and is necessarily subject to, among other things, Citi’s review and implementation of the final U.S. Basel III rules, anticipated compliance with all necessary enhancements to model calibration and other refinements and further implementation guidance in the U.S.  For the calculation of Citigroup’s estimated Basel III Tier 1 Common Ratio, see Appendix D.

(4) Tangible book value per share is a non-GAAP financial measure.  Citi believes this ratio provides useful information as it is a capital adequacy metric used and relied upon by investors and industry analysts. For a reconciliation of this metric to the most directly comparable GAAP measure, see Appendix E.

(5) The MSSB loss consisted of (i) a pre-tax loss on Citigroup’s sale of a 14% interest in MSSB to Morgan Stanley of $1.4 billion pre-tax ($800 million after-tax) and (ii) an other-than-temporary impairment of the carrying value of Citigroup’s then-remaining 35% interest in MSSB of $3.3 billion pre-tax ($2.1 billion after-tax). Citigroup’s results of operations, excluding the loss on MSSB, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding this loss provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of these measures to the reported results, see Appendix B.

(6) Citigroup’s estimated Basel III Supplementary Leverage Ratio and certain related components are non-GAAP financial measures.  Citigroup believes this ratio and its components provide useful information to investors and others by measuring Citigroup’s progress against future regulatory capital standards.  Citi’s estimated Basel III Supplementary Leverage Ratio, as calculated under the final U.S. Basel III rules, represents the average for the quarter of the three monthly ratios of Tier 1 Capital (as defined under the final U.S. Basel III rules) to total leverage exposure (i.e., the sum of the ratios calculated for July, August and September, divided by three).  Total leverage exposure is the sum of:  (1) the carrying value of all on-balance sheet assets less applicable Tier 1 Capital deductions; (2) the potential future exposure on derivative contracts; (3) 10% of the notional amount of unconditionally cancellable commitments; and (4) the notional amount of certain other off-balance sheet exposures (e.g., other commitments and contingencies).  Citigroup’s estimated Basel III Supplementary Leverage Ratio is based on its current interpretation, expectations and understanding of the final U.S. Basel III rules and is necessarily subject to, among other things, Citi’s review and implementation of the final U.S. Basel III rules and further implementation guidance in the U.S.

(7) Results of operations excluding the impact of FX translation (constant dollar basis) are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of FX translation is a more meaningful depiction of the underlying fundamentals of its businesses impacted by FX translation.  For a reconciliation of these measures, see Appendix C.

(8) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate loan portfolio.  The fixed premium cost of these hedges is included (netted against) the core lending revenues to reflect the cost of the credit protection.